Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

KLUDEIN I ACQUISITION CORP.,

as the Purchaser,

PAAS MERGER SUB 1 INC.,
as Merger Sub 1,

PAAS MERGER SUB 2 LLC,

as Merger Sub 2,

and

Near Intelligence Holdings Inc.,
as the Company

Dated as of May 18, 2022

TABLE OF CONTENTS

Article I MERGER		3
1.1	Mergers	3
1.2	Effective Times	3
1.3	Effect of the Merger	3
1.4	Tax Treatment	4
1.5	Governing Documents	4
1.6	Directors and Officers of the Surviving Entities	4
1.7	Amended Purchaser Charter	4
1.8	Merger Consideration	5
1.9	Closing Calculations	5
1.10	Effect of First Merger on Company Securities	6
1.11	Disbursement of Stockholder Merger Consideration	7
1.12	Effect of First Merger on Merger Sub 1 Stock	7
1.13	Effect of Second Merger	8
1.14	Taking of Necessary Action; Further Action	8

Article II CLOSING		8
2.1	Closing	8

Article III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		8
3.1	Organization and Standing	8
3.2	Authorization; Binding Agreement	9
3.3	Governmental Approvals	9
3.4	Non-Contravention	10
3.5	Capitalization	10
3.6	SEC Filings and Purchaser Financials	11
3.7	Absence of Certain Changes	13
3.8	Compliance with Laws	13
3.9	Actions; Orders; Permits	13
3.10	Taxes and Returns	13
3.11	Employees and Employee Benefit Plans	14
3.12	Properties	14
3.13	Material Contracts	14
3.14	Transactions with Affiliates	14
3.15	Merger Subs Activities	15
3.16	Investment Company Act; JOBS Act	15
3.17	Finders and Brokers	15
3.18	Ownership of Merger Consideration	15
3.19	Certain Business Practices	15
3.20	Insurance	16
3.21	Independent Investigation	16
3.22	Common Stock Financing	16
3.23	No Other Representations	17

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17
4.1	Organization and Standing	17
4.2	Authorization; Binding Agreement	18
4.3	Capitalization	18
4.4	Subsidiaries	19
4.5	Governmental Approvals	19
4.6	Non-Contravention	20
4.7	Financial Statements	20
4.8	Absence of Certain Changes	22

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4.9	Compliance with Laws	22
4.10	Company Permits	22
4.11	Litigation	22
4.12	Material Contracts	23
4.13	Intellectual Property	24
4.14	Taxes and Returns	26
4.15	Real Property	27
4.16	Title to and Sufficiency of Assets	27
4.17	Employee Matters	28
4.18	Benefit Plans	29
4.19	Environmental Matters	30
4.20	Transactions with Related Persons	30
4.21	Company Insurance	31
4.22	Books and Records	31
4.23	Significant Customers	31
4.24	Certain Business Practices	32
4.25	Investment Company Act	32
4.26	Finders and Brokers	32
4.27	Independent Investigation	33
4.28	Information Supplied	33
4.29	No Other Representations	33

Article V COVENANTS		34
5.1	Access and Information	34
5.2	Conduct of Business of the Company	34
5.3	Conduct of Business of the Purchaser	37
5.4	Annual and Interim Financial Statements	39
5.5	Purchaser Public Filings	40
5.6	No Solicitation	40
5.7	No Trading	41
5.8	Notice of Developments	41
5.9	Efforts	42
5.10	Tax Matters	43
5.11	Further Assurances	43
5.12	The Registration Statement	44
5.13	No Change of Purchaser Board Recommendation	45
5.14	Public Announcements	46
5.15	Confidential Information	47
5.16	Employment Agreements	48
5.17	Post-Closing Board of Directors and Executive Officers	48
5.18	Indemnification of Directors and Officers; Tail Insurance	48
5.19	Trust Account Proceeds	49
5.20	Transaction Financing	49
5.21	Reorganization	49
5.22	Post-Closing Equity Plans	49
5.23	Required Company Stockholder Approval	49
5.24	Extensions	50

Article VI CLOSING CONDITIONS		50
6.1	Conditions to Each Party’s Obligations	50
6.2	Conditions to Obligations of the Company	51
6.3	Conditions to Obligations of the Purchaser	52
6.4	Frustration of Conditions	53

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Article VII TERMINATION AND EXPENSES		53
7.1	Termination	53
7.2	Effect of Termination	54
7.3	Fees and Expenses	55

Article VIII TRUST WAIVER		55
8.1	Waiver of Claims Against Trust	55

Article IX MISCELLANEOUS		56
9.1	Survival	56
9.2	Non-Recourse	56
9.3	Notices	56
9.4	Binding Effect; Assignment	57
9.5	Third Parties	57
9.6	Governing Law; Jurisdiction	58
9.7	Waiver of Jury Trial	58
9.8	Specific Performance	58
9.9	Severability	58
9.10	Amendment	59
9.11	Waiver	59
9.12	Entire Agreement	59
9.13	Interpretation	59
9.14	Counterparts	60
9.15	Legal Representation	60

Article X DEFINITIONS		61
10.1	Certain Definitions	61
10.2	Section References	73

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Company Stockholder Voting and Support Agreement
Exhibit B	Sponsor Voting and Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Amended and Restated Registration Rights Agreement
Exhibit F	Form of Common Stock Purchase Agreement
Exhibit G	Form of Company Registration Statement Tax Certificate
Exhibit H	Form of Purchaser Registration Statement Tax Certificate

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 18, 2022 by and among KludeIn I Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), Paas Merger Sub 1 Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Near Intelligence Holdings Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub 1, Merger Sub 2 and the Company are sometimes each referred to herein individually as a “Party” and, collectively, as the “Parties”. Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Article X hereof.

Recitals:

WHEREAS, prior to the execution and delivery of this Agreement, the Company and Near Pte. Ltd., a Singapore corporation (“N Sing”), have entered into that certain contribution agreement (together with all agreements, deeds, instruments or other documents as may be necessary or appropriate to implement and effect the Contribution (the “Contribution Documents”) and have consummated contribution by N Sing of the assets specified in the Contribution Documents to the Company in exchange for capital stock of the Company pursuant to the terms and conditions of the Contribution Documents (the “Contribution”);

WHEREAS, the Company maintains the Company Equity Plan, as assumed in connection with the Contribution;

WHEREAS, prior to the First Effective Time, N Sing shall distribute the capital stock of the Company received by it in the Contribution to all of the N Sing Shareholders such that all of the N Sing Shareholders shall constitute and become the sole Company Stockholders and the capital stock and ownership structure of the Company shall reflect the share capital and ownership structure of N Sing on a 1,000:1 basis as provided in the Contribution Documents at the time of such distribution (the “Pre-Merger Stock Distribution” and, together with the Contribution, the “Reorganization”);

WHEREAS, following the Reorganization and immediately prior to the Closing, the Parties intend to (i) effect the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of the Purchaser (the “First Merger”), and (ii) immediately following the First Merger, effect the merger of the Company, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, as a result of the First Merger, all of the issued and outstanding capital stock of the Company immediately prior to the First Effective Time shall no longer be outstanding and shall, by virtue of the First Merger, automatically be cancelled and shall cease to exist, in exchange for the right for each the Company Stockholder to receive its Stockholder Merger Consideration, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the First Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (the “First Merger Transactions”) are fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the First Merger Transactions, including, without limitation, the First Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to the Company Stockholders the approval and adoption of this Agreement and the Transactions, including, without limitation, the First Merger;

WHEREAS, the board of directors of the Purchaser (the “Purchaser Board”) and the board of directors or sole manager or member, as applicable, of the Merger Subs have (i) determined that the Mergers and the other transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”) are fair, advisable and in the best interests of their respective companies and equity holders, (ii) approved this Agreement and the Transactions, including, without limitation, the Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective equity holders the approval and adoption of this Agreement and the Transactions, including, without limitation, the Mergers (such recommendation by the Purchaser Board, the “Purchaser Board Recommendation”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) N Sing, as the sole Company Stockholder before the completion of the Pre-Merger Stock Distribution, and (ii) N Sing Shareholders, who will become the Company Stockholders upon the completion of the Pre-Merger Stock Distribution, holding shares of Company Stock sufficient to approve the First Merger and the other Transactions have each entered into a Company Stockholder Voting and Support Agreement with the Company and the Purchaser in the form attached as Exhibit A hereto (collectively, the “Company Stockholder Support Agreements”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor has entered into a Sponsor Voting and Support Agreement with the Purchaser and the Company, the form of which is attached as Exhibit B (the “Sponsor Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company Stockholders, Executive Officers and Senior Leaders have each entered into a Lock-Up Agreement with the Purchaser, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”), which Lock-Up Agreements shall become effective as of the receipt of such Person’s Stockholder Merger Consideration;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain individuals who are expected to be directors and/or officers of the Target Companies following the Closing have each entered into a Non-Competition and Non-Solicitation Agreement in favor of the Purchaser and the Company, the form of which is attached as Exhibit D hereto (each, a “Non-Competition Agreement”), which Non-Competition Agreements shall become effective as of the Closing;

WHEREAS, in connection with the consummation of the First Merger, the Sponsor and certain Company Stockholders will at or prior to the Closing enter into an Amended and Restated Registration Rights Agreement to provide those Company Stockholders with registration rights, the form of which is attached as Exhibit E hereto (the “A&R Registration Rights Agreement”), which A&R Registration Rights Agreement will become effective as of the First Effective Time;

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, the Purchaser has entered into a Common Stock Purchase Agreement with a certain investor (the “Common Stock Investor”) in substantially the form attached as Exhibit F hereto (the “Common Stock Purchase Agreement”), pursuant to which the Purchaser may issue and sell to the Common Stock Investor, from time to time on or after the Closing, and the Common Stock Investor shall purchase from the Purchaser, up to the lesser of (i) One Hundred Million U.S. Dollars ($100,000,000) in aggregate gross purchase price of newly issued shares of the Purchaser Class A Common Stock, and (ii) a certain exchange cap set forth therein (the “Common Stock Financing”); and

WHEREAS, the Parties intend that the Mergers should qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Mergers. At the First Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub 1 and the Company shall consummate the First Merger, pursuant to which Merger Sub 1 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of the Purchaser (the Company, as the surviving entity of the First Merger, hereinafter sometimes referred to as the “Surviving Corporation”; provided, that references to the Company for periods after the First Effective Time shall include the Surviving Corporation). Immediately following the First Effective Time, and as part of the same plan, at the Second Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Limited Liability Company Act of the State of Delaware (the “LLCA”), Merger Sub 2 and the Company, as the surviving corporation and a wholly owned subsidiary of the Purchaser after the First Merger, shall consummate the Second Merger, pursuant to which the Company shall be merged with and into Merger Sub 2, following which the separate corporate existence of the Company shall cease and Merger Sub 2 shall continue as the surviving entity after the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, hereinafter sometimes referred to as the “Surviving Entity”; provided, that references to Merger Sub 2 for periods after the Second Effective Time shall include the Surviving Entity).

1.2 Effective Times. The Parties shall (i) cause the First Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub 1 with and into the Company (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “First Effective Time”) and (ii) cause the Second Merger to be consummated by filing the Certificate of Merger for the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the LLCA (the time of such filing, or such later time as may be specified in the Second Certificate of Merger, being the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

1.3 Effect of the Merger.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub 1 and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub 1 and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub 2 and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub 2 and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Mergers are intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Governing Documents.

(a) At the First Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the First Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub 1, as in effect immediately prior to the First Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Company, as the surviving corporation of the First Merger, except that the name of the Company in such Certificate of Incorporation and Bylaws shall be amended to be “Near Intelligence Holdings Inc.”.

(b) At the Second Effective Time, the Certificate of Formation of Merger Sub 2 in effect immediately prior to the Second Effective Time, as may be amended by the Second Certificate of Merger, shall automatically be the Certificate of Formation of the Surviving Entity until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Entity in such Certificate of Formation shall be amended to be “Near Intelligence LLC”, or such other name as mutually agreed to by the Purchaser and the Company.

1.6 Directors and Officers of the Surviving Entities.

(a) At the First Effective Time, the board of directors and executive officers of the Surviving Corporation shall be appointed as determined by the Company to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until the Second Merger.

(b) At the Second Effective Time, the director(s) and officer(s) of the Surviving Entity shall be appointed as determined by the Company, each to hold office in accordance with the Certificate of Formation of the Surviving Entity until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Amended Purchaser Charter. Effective upon the First Effective Time, the Purchaser shall amend and restate its Certificate of Incorporation (the “Amended Purchaser Charter”) in the form mutually agreed by the Company and the Purchaser (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or the Purchaser, as applicable), and in the manner prescribed under applicable Laws, which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (a) provide that the name of the Purchaser shall be changed to “Near Intelligence, Inc.” or such other name as mutually agreed to by the Purchaser and the Company, (b) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.17, and (c) remove and revise certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company.

1.8 Merger Consideration. As consideration for the First Merger, the Purchaser shall issue and, the Company Security Holders collectively shall be entitled to receive, in the aggregate, a number of Purchaser Securities (the “Merger Consideration”) in accordance with Section 1.10 with an aggregate value equal to, without duplication, (i) the Company Base Value, (ii) minus (or plus, if negative), the Closing Net Debt, (iii) (x) plus, in the event that the Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount, the difference between the Closing Net Working Capital Amount and the Target Net Working Capital Amount, or (y) minus, in the event that the Closing Net Working Capital Amount is less than the Target Net Working Capital Amount, the difference between the Closing Net Working Capital Amount and the Target Net Working Capital Amount, and (iv) minus the amount of any unpaid Company Transaction Expenses.

1.9 Closing Calculations.

(a) Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth (i) a good faith calculation of the Company’s estimate of the Closing Net Debt, the Net Working Capital Amount and the Company Transaction Expenses, in each case, as of the Reference Time, and (ii) the resulting Merger Consideration and Conversion Ratio based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to the Purchaser, if requested by the Purchaser, the Company shall meet with the Purchaser to review and discuss the Closing Statement and the Company shall consider in good faith the Purchaser’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually agreed by the Company and the Purchaser, both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) Not later than two (2) Business Days prior to the Closing Date, the Purchaser shall deliver to the Company the written instruction to the Trustee in relation to the payment of cash out of the Trust Account (the “Instruction to Trustee”), which shall include a funds flow memorandum setting forth a good faith calculation of the (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemption), (ii) the aggregate amount of all payments required to be made in connection with the Redemption, (iii) the net cash of the Purchaser, after giving effect to the Redemption and any Transaction Financing, and (iv) the Purchaser Transaction Expenses, including the amount owed to each payee thereof and payment instructions therefor. Promptly upon delivering the Instruction to Trustee to the Company, if requested by the Company, the Purchaser shall meet with the Company to review and discuss the Instruction to Trustee and the Purchaser shall consider in good faith the Company’s comments to the Instruction to Trustee and make any appropriate adjustments to the Instruction to Trustee prior to the Closing, which adjusted Instruction to Trustee, as mutually agreed by the Purchaser and the Company, both acting reasonably and in good faith, shall thereafter become the Instruction to Trustee for all purposes of this Agreement.

1.10 Effect of First Merger on Company Securities. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or any holder of any capital stock of the Company or Merger Sub 1:

(a) Company Stock. Subject to clause (b) below, each share of Company Stock issued and outstanding immediately prior to the First Effective Time (after giving effect to the Pre-Merger Stock Distribution and treating shares of Company Preferred Stock as converted to Company Common Stock on a 1:1 basis) shall automatically be cancelled and cease to exist in exchange for the right to receive, for each such share or fractional share of Company Stock, a number of shares of Purchaser Class A Common Stock equal to the Conversion Ratio (such total number of shares of Purchaser Class A Common Stock to be received by a Company Stockholder (as rounded down to the nearest whole number), without interest, the “Stockholder Merger Consideration” and the total number of shares of Purchaser Class A Common Stock to be received by all of the Company Stockholders, the “Total Stockholder Merger Consideration”). As of the First Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation.

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the First Effective Time, if there are any shares of Company Stock that are owned by the Company as treasury shares or any Company Stock owned by any direct or indirect Subsidiary of the Company or N Sing immediately prior to the First Effective Time, such Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company RSUs. All outstanding Company RSUs (whether vested or unvested) shall be assumed by the Purchaser and converted into restricted share units for shares of Purchaser Class A Common Stock (the “Assumed RSUs”) to be issued under the Incentive Plan. The Assumed RSUs will continue to be subject to the conditions substantially the same as the terms and conditions set forth in the Company Equity Plan. Each holder of Assumed RSUs shall: (i) have the right to be settled in a number of shares of Purchaser Class A Common Stock equal to the product of (A) the number of shares of Company Common Stock underlying the Company RSU award immediately prior to the First Effective Time, multiplied by (B) the Conversion Ratio; and (ii) be subject to the same vesting schedule as the applicable Company RSUs; provided that no fractional shares of Purchaser Class A Common Stock will be issued by virtue of the First Merger or the transactions contemplated hereby, and each holder of Assumed RSUs that would otherwise be so entitled to a fraction of a share of Purchaser Class A Common Stock (after aggregating all fractional shares of Purchaser Class A Common Stock that otherwise would be received by such holder of Assumed RSUs upon settlement of such Assumed RSUs) shall instead be entitled to receive such number of shares of Purchaser Class A Common Stock to which such holder of Assumed RSUs would otherwise be entitled, rounded down to the nearest whole number. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed RSUs remain outstanding, a sufficient number of shares of Purchaser Class A Common Stock for the settlement of the Assumed RSUs. From and after the Closing, the Company shall not issue any new awards under the Company Equity Plan. At the First Effective Time, each holder of Company RSUs shall cease to have any other rights in and to the Company or the Surviving Corporation.

(d) Company Warrants. Each Company Warrant that is issued and outstanding immediately prior to the First Effective Time shall be assumed by the Purchaser and converted into a corresponding warrant issued by the Purchaser exercisable for shares of Purchaser Class A Common Stock in accordance with its terms (each, an “Assumed Warrant”). Each holder of Assumed Warrants shall receive the number of Assumed Warrants equal to (as rounded down to the nearest whole number) the product of (A) the number of Company Warrants held by such holder immediately prior to the First Effective Time, multiplied by (B) the Conversion Ratio. Each Assumed Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the First Effective Time. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Purchaser Class A Common Stock for delivery upon the exercise of such Assumed Warrants. At the First Effective Time, each holder of Company Warrants shall cease to have any other rights in and to the Company or the Surviving Corporation.

(e) Other Company Convertible Securities. Any Company Convertible Security, unless otherwise provided in this Agreement, if not exercised or converted prior to the First Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

1.11 Disbursement of Stockholder Merger Consideration.

(a) At the First Effective Time, the Purchaser shall deliver, or cause to be delivered, to each Company Stockholder its Stockholder Merger Consideration and shall cause Continental Stock Transfer & Trust Company, the transfer agent of the Purchaser, to update the stock transfer books of the Purchaser to reflect such delivery of the Stockholder Merger Consideration to such Company Stockholder. Prior to the First Effective Time, the Purchaser shall send, or shall cause the transfer agent to send, to each Company Stockholder instructions and/or any documents as may be reasonably required for the delivery of the Stockholder Merger Consideration in accordance with this Section 1.11, and the Company shall deliver, or cause each such Company Stockholder to deliver, to the Purchaser, or the transfer agent, such information and/or documents (including, if necessary or appropriate, a letter of transmittal) reasonably requested by the Purchaser, or the transfer agent, for the purpose of updating the stock transfer books of the Purchaser to reflect such delivery of the Stockholder Merger Consideration to such Company Stockholder in accordance with this Section 1.11.

(b) If any portion of the Total Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered on the Company’s stockholders list immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such shares of Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents, each as in effect immediately prior to the First Effective Time, (ii) such Company Certificate (if applicable) shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the Person who receives such portion of the Total Stockholder Merger Consideration, or the Person in whose name such portion of the Total Stockholder Merger Consideration is delivered or issued shall have already executed and delivered counterparts to a Lock-Up Agreement.

(c) All shares of the Purchaser Class A Common Stock issued in accordance with the terms of this Section 1.11 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to shares of Company Stock.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the First Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.12 Effect of First Merger on Merger Sub 1 Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub 1, each share of Merger Sub 1 Common Stock outstanding immediately prior to the First Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13 Effect of Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Entity and (ii) all shares of common stock of the Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

1.14 Taking of Necessary Action; Further Action. If, at any time after the First Effective Time and/or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or any of the Ancillary Documents, and to vest the Surviving Corporation and/or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, or to implement and effect the Transactions, the officers and directors of the Purchaser, the Company and the Surviving Entity are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and the Ancillary Documents.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, remotely via the electronic exchange of signatures, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions to Closing to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being referred to herein as the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date of this Agreement (excluding any risk factors, forward-looking statements or similar predictive statements), the Purchaser and the Merger Subs, but only with respect to representations expressly applicable to either of the Merger Subs, jointly and severally represent and warrant to the Company as follows:

3.1 Organization and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub 1 is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub 2 is a limited liability company formed and in good standing under the Laws of Delaware. The Purchaser and each Merger Sub has all requisite corporate or other organizational power (as applicable) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser and each Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Purchaser and each Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Neither the Purchaser nor either Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser and each Merger Sub has all requisite corporate or other organizational power and authority (as applicable) to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Purchaser, to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Purchaser Board, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which a Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other organizational action and no other corporate or organizational actions or proceedings, other than as set forth elsewhere in the Agreement, on the part of such Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which such Merger Sub is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, the Purchaser Board, at a duly called and held meeting or by the execution of a unanimous written consent pursuant to the Organizational Documents of the Purchaser, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable, fair to and in the best interests of Purchaser and Purchaser’s stockholders, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s stockholders vote in favor of the approval of this Agreement and the Mergers and (iv) directed that this Agreement be submitted to Purchaser’s stockholders for their approval. This Agreement has been, and each Ancillary Document to which the Purchaser or a Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser or such Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or such Merger Sub, enforceable against the Purchaser or such Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3 of the Purchaser Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of the Purchaser or a Merger Sub, is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or such Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or such Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not have a Material Adverse Effect on the Purchaser or any Merger Sub or materially impair or delay the ability of the Purchaser or any Merger Sub to consummate the transactions contemplated by this Agreement.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4 of the Purchaser Disclosure Schedules, the execution and delivery by the Purchaser or the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser or the Merger Subs of the transactions contemplated hereby and thereby, and compliance by the Purchaser or the Merger Subs with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or any Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any Merger Sub or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or any Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) As of the date of this Agreement, the Purchaser is authorized to issue 301,000,000 shares of capital stock, par value $0.0001 per share, of which 300,000,000 shares are Purchaser Common Stock (with 280,000,000 shares being Purchaser Class A Common Stock and 20,000,000 shares being Purchaser Class B Common Stock), and 1,000,000 shares are Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a) of the Purchaser Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All issued and outstanding Purchaser Common Stock, the Purchaser Units and the Purchaser Warrants are duly authorized, validly issued (if applicable), fully paid and non-assessable (if applicable) and are not subject to or authorized or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been authorized or issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the First Merger, Merger Sub 1 is authorized to issue 1,000 shares of Merger Sub 1 Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the Second Effective Time, all of the outstanding membership interests in Merger Sub 2 are owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub 1 and Merger Sub 2, the Purchaser does not have, and has not had, any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) of the Purchaser Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d) of the Purchaser Disclosure Schedules. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser Board has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendation or requirements of the Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. The Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(d) Except in connection with the SEC SPAC Accounting Changes, since the IPO, the Purchaser has not received from the SEC staff or its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(e) Except for exceptions or deficiencies in connection with the SEC SPAC Accounting Changes, since the IPO, (i) the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) the Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and principal financial officer by others within the Purchaser.

(f) The Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7 of the Purchaser Disclosure Schedules or as contemplated by this Agreement, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) since its formation, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would have a Material Adverse Effect on the Purchaser. There is no Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) of the Purchaser Disclosure Schedules sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) The Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. Except as set forth on Schedule 3.11 of the Purchaser Disclosure Schedules, the Purchaser does not (a) have any employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or other service provider of the Purchaser, (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit, or (iii) result in any “parachute payment” under Section 280G of the Code.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a) of the Purchaser Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports and are published on the SEC’s website in their entirety without any redaction.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business consistent with past practice; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer, employee, manager, direct or indirect equityholder or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Merger Subs Activities. Since its formation, each Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, such Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act; JOBS Act. The Purchaser is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. The Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18 Ownership of Merger Consideration. All shares of Purchaser Class A Common Stock to be issued and delivered to the Company as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Class A Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreements and any Liens incurred by the Company, and the issuance and sale of such Purchaser Class A Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither the Purchaser nor any of its directors or officers, nor, to the Knowledge of the Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction, in each case, in violation of applicable laws.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last two (2) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC, or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Insurance. Schedule 3.20 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not have a Material Adverse Effect on the Purchaser.

3.21 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Proxy Statement.

3.22 Common Stock Financing. The Common Stock Purchase Agreement has been duly authorized, executed and delivered by the Purchaser and the Common Stock Investor and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser, and, to the Knowledge of the Purchaser, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. Neither the execution nor delivery by the Purchaser, nor, to the Knowledge of the Purchaser, any other party, to the Common Stock Purchase Agreement, nor the performance by the Purchaser, nor, to the Knowledge of the Purchaser, any other party, of its respective obligations under the Common Stock Purchase Agreement violates any Laws. A true, correct and complete original or signed copy of the Common Stock Purchase Agreement has been delivered to the Company on or prior to the date hereof. There are no other agreements, side letters, or arrangements between the Purchaser and the Common Stock Investor relating to the Common Stock Purchase Agreement that could affect the obligation of the Common Stock Investor to contribute to the Purchaser the applicable portion of the Common Stock Financing set forth in the Common Stock Purchase Agreement, and, as of the date hereof, the Purchaser does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Common Stock Purchase Agreement not being satisfied, or the Common Stock Financing not being available to the Purchaser, in accordance with terms of the Common Stock Purchase Agreement. To the Knowledge of the Purchaser, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under any material term or condition of the Common Stock Purchase Agreement and, as of the date hereof, the Purchaser has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Common Stock Purchase Agreement. Except as set forth in the Common Stock Purchase Agreement, no fees, consideration or other discounts are payable or have been agreed by the Purchaser or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) in respect of the Common Stock Financing.

3.23 No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser or Merger Subs or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser and Merger Subs each hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser, Merger Subs or any of their respective Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Purchaser or Merger Subs), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser or Merger Subs.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or the transactions contemplated by this Agreement and the Ancillary Documents, the Company hereby represents and warrants to the Purchaser as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 of the Company Disclosure Schedules lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business as of the date of this Agreement. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents, other than such violations that would not be reasonably expected to be material to the Company.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Company Board, and (b) other than the Required Company Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, the Company Board, at a duly called and held meeting or by the execution of a unanimous written consent pursuant to the Organizational Documents of the Company, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the First Merger, are advisable, fair to and in the best interests of Company and Company Stockholders, (ii) approved and adopted this Agreement, (iii) recommended that the Company Stockholders vote in favor of the approval of this Agreement and the First Merger and (iv) directed that this Agreement be submitted to Company Stockholders for their approval. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except the Enforceability Exceptions.

4.3 Capitalization.

(a) As of the date hereof, the Company has issued 1,000 shares of the Company Common Stock all of which shares are owned free and clear of any Liens other than those imposed under the Organizational Document of the Company. Immediately following the Pre-Merger Stock Distribution, the capital stock, capitalization and ownership structure of the Company shall be authorized and recapitalized to reflect the share capital, capitalization and ownership structure of N Sing immediately prior the Pre-Merger Stock Distribution on a 1,000:1 basis as provided in the Contribution Documents. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Organizational Documents of the Company or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock (if any) are as stated in the Organizational Documents of the Company and as provided by the applicable Laws.

(b) As of the date hereof, the Company has reserved 77,458 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly assumed by the Company as a part of the Contribution. Among such Company Common Stock reserved for issuance under the Company Equity Plan, 72,968 of such shares are reserved for issuance upon settlement of currently outstanding Company RSUs and 4,490 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan. As of the date hereof, the Company has reserved 2,280 shares of Company Common Stock for issuance to warrants that were duly assumed by the Company as a part of the Contribution, except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules. The Company has furnished to the Purchaser complete and accurate copies of such warrants. Other than as set forth on Schedule 4.3(b) of the Company Disclosure Schedules or as provided in this Section 4.3(b) with respect to the Company RSUs, there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Organizational Documents of the Company or the transactions contemplated by this Agreement, the Ancillary Documents and the Contribution Documents, as of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in all material respects in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or the transactions contemplated by this Agreement, the Ancillary Documents and the Contribution Documents, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and, with respect to each Subsidiary of the Company, sets forth its jurisdiction of organization and shareholding percentage directly or indirectly held by the Company, in each case, as of the date hereof. All of the outstanding equity securities of each Subsidiary which are held by the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). Except as set forth on Schedule 4.4 of the Company Disclosure Schedules, there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4 of the Company Disclosure Schedules, as of the date hereof, the Company does not own, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as otherwise described in Schedule 4.4 of the Company Disclosure Schedules, there are no outstanding contractual obligations of any Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby, other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or materially and adversely affect their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or materially and adversely affect their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of N Sing (including, in each case, any related notes thereto), consisting of the annual consolidated balance sheet of N Sing as of March 31, 2020, and the related consolidated audited income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended, each audited by in accordance with IFRS (the “Audited Company Financials”), and (ii) the unaudited draft financial statements prepared by N Sing, consisting of the annual consolidated balance sheets of N Sing as of December 31, 2020 and December 31, 2021, respectively, and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, each composed in accordance with GAAP. True and correct copies of the Company Financials have been provided to the Purchaser. The Audited Company Financials (i) were prepared from the books and records of the Target Companies or N Sing, as applicable, as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies or N Sing, as applicable, as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies or N Sing, as applicable, for the periods indicated. No Target Company or N Sing has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The GAAP Audited Financials when delivered by the Company in accordance with Section 5.4(b) will, when so delivered, (i) be prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited draft statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments or audit adjustments), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(c) Each of N Sing and Target Companies maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance in all material respects that (i) such N Sing or Target Company does not maintain any off-the-book accounts and that such entity’s assets are used only in accordance with such entity’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of N Sing or such Target Company and to maintain accountability for such entity’s assets, (iv) access to N Sing’s or such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of N Sing’s or such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the N Sing and Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. None of N Sing and the Target Companies has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the preparation of the financial statements of N Sing or any Target Company. In the past three (3) years, none of N Sing, Target Company and their respective Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of N Sing or any Target Company or their respective internal accounting controls in all material respect, including, without limitation, any material written complaint, allegation, assertion or claim that N Sing or any Target Company has engaged in questionable accounting or auditing practices.

(d) As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(d) of the Company Disclosure Schedules or the Indebtedness incurred pursuant to the transactions contemplated by this Agreement, the Ancillary Documents and the Contribution Documents. Except as disclosed on Schedule 4.7(d) of the Company Disclosure Schedules or the Indebtedness incurred pursuant to the transactions contemplated by this Agreement, the Ancillary Documents and the Contribution Documents, the Indebtedness of any Target Company does not contain any material restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e) Except as set forth on Schedule 4.7(e) of the Company Disclosure Schedules or the transactions contemplated by this Agreement, the Ancillary Documents and the Contribution Documents, no Target Company is subject to any Liabilities, except for those that are (i) adequately reflected or reserved on or provided for in the Company Financials, (ii) not material to the Target Companies taken as a whole and that were incurred after December 31, 2021 in the ordinary course of business consistent with past practice; or (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(f) All financial projections with respect to the Target Companies (taken as a whole) that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(g) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules or as contemplated by this Agreement, the Reorganization, an Ancillary Document or in connection with the transactions contemplated hereby and thereby, since December 31, 2020, each Target Company has (a) conducted its business in the ordinary course of business consistent with past practice in all material respects, and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. No Target Company is, or since January 1, 2017, has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or to which they were subject, except for any non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, or materially and adversely affect their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby.

4.10 Company Permits. As of the date hereof, each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except where the failure to maintain such Company Permits would not have a Material Adverse Effect on the Target Companies taken as a whole. No Target Company is in violation in any material respect of the terms of any Company Permit. No Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit, except where such revocation or modification would not have a Material Adverse Effect on the Target Companies taken as a whole.

4.11 Litigation. Except as described on Schedule 4.11 of the Company Disclosure Schedules, or as, if finally determined adversely to the Target Companies, would not reasonably be expected to be material to the Target Companies taken as a whole, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three (3) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. In the past five (5) years, none of the current directors, executive officers or senior management of any Target Company, and, to the Knowledge of the Company, none of the former directors or executive officers of any Target Company, have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Save for this Agreement, the Contracts entered into in connection with the Reorganization and the Ancillary Documents, Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to the Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)  involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $1,000,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(viii) is with any Significant Direct Customer;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than any Company Benefit Plan or at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice, including all non-competition, severance, indemnification, restrictive covenant, confidentiality or proprietary information and arbitration agreements) or any Related Person;

(xi) relates to the development of any material Intellectual Property for the Target Companies (other than any Inbound or Outbound IP License, any agreement with officers, directors, employees, contractors, consultants or customers, or any agreement entered into in the ordinary course of business);

(xii) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xv) is an Inbound IP License or Outbound IP License; or

(xvi) that will be required to be filed with the Proxy Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a registration statement on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) With respect to each Company Material Contract: (i) such Company Material Contract is legal, valid and binding and enforceable in all respects against the Target Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Target Company is in material breach or default, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; and (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth all U.S. and foreign issued Patents, material unregistered Trademarks, Trademark registrations, Copyright registrations and applications therefor that are owned by a Target Company (such registered Intellectual Property, “Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all licenses and sublicenses to Intellectual Property (other than “shrink wrap,” “click wrap,” and “off the shelf” Software and data agreements and other agreements for Software or data commercially, freely or otherwise available to the public generally), under which a Target Company (x) is a licensee or otherwise is authorized to use or practice any material Intellectual Property (“Inbound IP License”) or (y) is a licensor or has authorized a third party to use or practice any material Intellectual Property (other than license and sublicenses granted in the ordinary course of business) (each, an “Outbound IP License”). Schedule 4.13(a)(iii) of the Company Disclosure Schedules sets forth material software products marketed by the Target Companies which embody certain of the Target Companies’ unregistered Copyrights. Each Target Company owns, free and clear of all Liens (other than Permitted Liens and Outbound IP Licenses) and, to the Knowledge of the Company, has valid and enforceable rights in, and has the right to use, sell, license, transfer or assign, all Company Registered IP identified in Schedule 4.13(a)(i) of the Company Disclosure Schedules as owned by such Target Company. Except as set forth on Schedule 4.13(a)(iv) of the Company Disclosure Schedules, all Company Registered IP identified in Schedule 4.13(a)(i) of the Company Disclosure Schedules as owned by such Target Company is owned exclusively by the applicable Target Company without obligation to pay royalties or licensing fees to any third party with respect to such Company Registered IP.

(b) To the Knowledge of the Company, all registrations for Copyrights, Patents, and Trademarks owned by any Target Company are valid and in force with no Actions pending, or noticed or threatened in writing, against any Target Company before a Governmental Authority, including but not limited to patent reexaminations, reissues, inter partes reviews, oppositions, or other patent office Actions, other than relating to prosecution of pending applications.

(c) To the Knowledge of the Company, no Action before a Governmental Authority (other than relating to prosecution of Intellectual Property) is pending or, to the Company’s Knowledge, noticed or threatened in writing against a Target Company that challenges the validity, enforceability or ownership of, or right to use, sell, license or sublicense any Company Registered IP owned by the Target Companies. In the past four (4) years, to the Knowledge of the Company, there has been no Action before a Governmental Authority brought against a Target Company and no Target Company has received any written notice or written claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any third party is occurring as a consequence of the business activities of any Target Company. To the Knowledge of the Company, there are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company (“Company IP”), (ii) restrict the conduct of the business of a Target Company in material respects in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Company IP. To the Company’s Knowledge, no Target Company is currently infringing, or has, in the past four (4) years, infringed, misappropriated or violated any Intellectual Property of any third party as a consequence of the ownership, use or license of any Company IP or otherwise as a consequence of the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently infringing upon, misappropriating or otherwise violating any Company IP.

(d) All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) developing material Company IP for the Target Companies have executed present assignments of all such Intellectual Property created in performing duties for any Target Company and assigned to the Target Companies all such Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company, which claim is currently outstanding. Each Target Company is taking and, in the past four (4) years, has taken commercially reasonable security measures designed to protect the secrecy and confidentiality of material Trade Secrets included in the Company IP.

(e) To the Knowledge of the Company, in the past four (4) years: (i) no Person has obtained unauthorized access to third party information or data (including personally identifiable information) in the possession of a Target Company, with respect to which a Target Company is subject to confidentiality obligations, (ii) nor has there been any other compromise of the security, confidentiality or integrity of such information or data, and (iii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company that is currently outstanding. Each Target Company is complying with, and in the past four (4) years has complied with, all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, except as would not reasonably be expected to be material to the Target Companies taken as a whole. The operation of the business of the Target Companies in the past four (4) years has not violated, and is not violating, any right to privacy or publicity of any third person, or constituting unfair competition or trade practices, under applicable Law, except as would not reasonably be expected to be material to the Target Companies taken as a whole.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has materially complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending other than deficiencies that have since been resolved. To the Knowledge of the Company, there are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(g) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(h) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(i) No Target Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof.

(j) No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. The Company has provided to the Purchaser a true and complete copy of each of the current leases, lease guarantees, agreements and documents related thereto, including all amendments and modifications thereof or waivers thereto in connection with the premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company as of the date hereof (collectively, the “Company Real Property Leases”). The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases upon the completion of the Reorganization, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Title to and Sufficiency of Assets. As of the Completion Date of the Reorganization, the Target Companies (taken as a whole) will have good and marketable title to, or a valid leasehold interest in or right to use, all of their tangible assets in all material respects, free and clear of all Liens, other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified in the Audited Company Financials included in the Company Financials and (d) Liens set forth on Schedule 4.16 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of N Sing and the Target Companies (taken as a whole) as it is now conducted or that are used or held by N Sing and the Target Companies (taken as a whole) for use in the material operation of the businesses of N Sing and the Target Companies (taken as a whole), and taken together, are adequate and sufficient for the operation of the businesses of N Sing and the Target Companies (taken as a whole) as currently conducted. All material Personal Property owned, used or leased by the Target Companies, is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and is suitable for their intended use in the business of the Target Companies. The operation of each of N Sing’s and Target Company’s business as it is now conducted is not dependent upon the right to use the personal property of Persons other than N Sing or a Target Company, except for such personal property that is owned, leased or licensed by or otherwise contracted to N Sing or a Target Company or as will not have, either individually or in the aggregate, a Material Adverse Effect upon N Sing and the Target Companies (taken as a whole).

4.17 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or similar Contract covering any group of employees with a labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or similar organization to organize or represent such employees in the past three (3) years. In the past three years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, concerted slow down, picketing, concerted work stoppage, or other similar material labor activity with respect to any such employees. Except in connection with the Reorganization, no current Executive Officer or Senior Leader of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company in the twelve (12) months following Closing. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages affecting Target Company employees has occurred since January 1, 2020, or is currently planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2019, no Target Company has implemented any plant closing or employee layoffs that triggered notice obligations under the WARN Act.

(b) Each Target Company (i) is and, for the past four (4) years has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, alleging any violation of any employment Law or regulation, or breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.17(c) of the Company Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing the employee’s ID number, job title or description, and employer. Except as would not result in material liability to the Target Companies taken as a whole, the Target Companies have paid in full or accounted for to all their employees all wages, salaries, commission, bonuses and other compensation due and owing to their employees, including overtime compensation, and no Target Company has any outstanding obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d) Schedule 4.17(d) of the Company Disclosure Schedules contains a list of all individual independent contractors (including consultants) engaged by any Target Company as of date of this Agreement, along with the position, the entity engaging such Person and date of retention for each such Person. All of such independent contractors are a party to a written Contract with a Target Company. Except as would not be likely to result in material Liability to the Target Companies taken as a whole, for the purposes of applicable Law, including the Code, all independent contractors who are currently engaged, or within the last four (4) years have been, by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on prior notice, without any obligation of any Target Company to pay severance or a termination fee.

4.18 Benefit Plans.

(a) Set forth on Schedule 4.18(a) of the Company Disclosure Schedules is a true and complete list of each material Benefit Plan of a Target Company as of the date of this Agreement (each, a “Company Benefit Plan”).

(b) Except as would not have a Target Company Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in accordance with its terms, and is in compliance with all applicable Law, and all contributions to each such Company Benefit Plan have been timely made, and, to the Knowledge of any Target Company, no event, transaction or condition has occurred or exists that would result in any Liability to any Target Company under such Company Benefit Plan; (ii) there are no pending or, to the Knowledge of the Target Company, threatened in writing Actions involving any Company Benefit Plan (except for routine claims for benefits payable in the normal operation of any Company Benefit Plan) and to the Knowledge of the Target Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Company Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of any Target Company, no such investigation or audit is contemplated or under consideration; and (iv) each Target Company and each of its Subsidiaries is in compliance with all applicable Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law and Contracts.

(c) Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of any Target Company, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(d) With respect to each Company Benefit Plan, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all material Company Benefit Plan documents related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter or opinion letter received from the IRS, if any; (vii) the most recent actuarial valuation, if any; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(e) Except as would not have a Target Company Material Adverse Effect, with respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred; and (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption.

(f) Except as disclosed in the Schedule 4.18(f) of the Company Disclosure Schedules, (i) no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code; (ii) no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred; and (iii) no Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(g) There is no arrangement under any Company Benefit Plan with respect to any employee that will result in the payment of any amount that by operation of Section 280G of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person under to Sections 409A or 4999 of the Code.

(h) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code in all material respects.

(i) The consummation of the Mergers will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

4.19 Environmental Matters. Except as set forth on Schedule 4.19 to the Company Disclosure Schedules, each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits (if any) required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify or terminate any such Environmental Permit, if any, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits (if any) or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits (if any). No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

4.20 Transactions with Related Persons. Except as set forth on Schedule 4.20 of the Company Disclosure Schedules, contemplated by this Agreement, the Reorganization, any of the Ancillary Documents, or in connection with the transactions contemplated hereby and thereby and, for the avoidance of doubt, any Company Benefit Plan or at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice, including all non-competition, severance and indemnification agreements, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.20 of the Company Disclosure Schedules, no Target Company has any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or personal property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.21 Company Insurance.

(a) Schedule 4.21 of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any material adverse change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be material to the Target Companies taken as a whole. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.22 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects.

4.23 Significant Customers.

(a) Schedule 4.23(a) of the Company Disclosure Schedules lists, for the twelve (12) months ended December 31, 2021, significant direct customers of the Target Companies having a dollar volume received or paid equal to or exceeding Five Hundred Thousand Dollars ($500,000) during such period (such listed customers, the “Significant Direct Customers”). The relationships of each Target Company with the Significant Direct Customers are good commercial working relationships, and, to the Company’s Knowledge, (a) no Significant Direct Customer, within the last twelve (12) months, has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (b) no Significant Direct Customer has, during the last twelve (12) months, decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or its usage or purchase of the products or services of any Target Company, (c) no Significant Direct Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (d) no Target Company has within the past two (2) years been engaged in any material dispute with any Significant Direct Customer, and (e) the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Significant Direct Customer.

(b) Schedule 4.23(b) of the Company Disclosure Schedules lists, for the twelve (12) months ended December 31, 2021, the significant channel customers of the Target Companies having a dollar volume received or paid equal to or exceeding Five Hundred Thousand Dollars ($500,000) during such period (“Significant Channel Customers”). Neither the Company nor any other Person on its behalf makes any express or implied representation or warranty (including without this Section 4.24) with respect to any of the Significant Channel Customers.

4.24 Certain Business Practices.

(a) No Target Company, nor any of their respective directors or officers, nor, to the Knowledge of each Target Company, any of their respective Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective directors or officers, nor, to the Knowledge of each Target Company, any of their respective Representatives acting on its behalf, has, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction, in each case, in violation of applicable Laws.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC, or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.25 Investment Company Act. No Target Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26 Finders and Brokers. Except as set forth on Schedule 4.26 of the Company Disclosure Schedules, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

4.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.29 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaim any other representations or warranties, whether implied or made by the Company or any of their Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, Merger Subs or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, Merger Subs or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to key employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise give its prior consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, any of the other Ancillary Documents or the Contribution Documents, as required by applicable Law (including COVID-19 Measures) or for implementation of Permitted Secondary Sales, the Reorganization, Permitted Debt, the Permitted Equity Financing or as set forth on Schedule 5.2 of the Company Disclosure Schedules, the Company shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, and (ii) comply with all Laws applicable to the Target Companies.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or any of the other Ancillary Documents, as required by applicable Law (including COVID-19 Measures), or as required for implementing the Permitted Secondary Sales, the Reorganization, the Permitted Debt, the Permitted Equity Financing or as set forth on Schedule 5.2 of the Company Disclosure Schedules, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000;

(v) (i) materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, or in connection with the re-location of such employees, and in the aggregate by more than fifteen percent (15%), provided that any such increase in wages, salary or compensation of an Executive Officer of the Company shall not be increased by more than fifteen percent (15%) of his or her individual wages, salary or compensation as of the date of this Agreement unless such increase is directly related to his or her re-location approved by the Company; or (ii) make or commit to make any material bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business, consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, file any amended material Tax Return or claim for refund for a material amount of Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or permit to lapse or fail to maintain any material Company Registered IP (excluding non-exclusive licenses of Company IP in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement or subject to confidentiality obligations any material Trade Secrets owned by Target Companies;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)  establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations (other than in connection with the payment, discharge or satisfaction of existing Indebtedness in connection with any Permitted Debt), unless such amount has been reserved in the Company Financials;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in excess of $5,000,000 for each instance outside the ordinary course of business consistent with past practice or pursuant to any Company Material Contract;

(xv) unless such amount has been reserved in the Company Financials, make capital expenditures in excess of $1,000,000, individually for any project (or set of related projects) or $5,000,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Company Transaction Expenses);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $5,000,000 in the aggregate other than the incurrence of any Company Transaction Expenses or any Liability or obligation pursuant to the terms of a Company Material Contract or Company Benefit Plan, in any case outside of the ordinary course of business consistent with past practice;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, in any case outside of the ordinary course of business consistent with past practice;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 5.3 of the Purchaser Disclosure Schedules, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, and (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (or as contemplated by any Transaction Financing), as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 5.3 of the Purchaser Disclosure Schedules, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its (x) ordinary course administrative costs and expenses or incurring expenses in connection with the consummation of the First Merger and the other transactions contemplated by this Agreement (including any Transaction Financing) in the aggregate in an amount not to exceed $1,000,000, and (y) costs and expenses, including for the avoidance of doubt in connection with any changes to insurance, necessary for an Extension (such expenses, “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, file any amended material Tax Return or claim for refund for a material amount of Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures (excluding, for the avoidance of doubt, incurring any Purchaser Transaction Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the First Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses or Extension Expenses);

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

5.4 Annual and Interim Financial Statements.

(a) During the Interim Period, (i) within forty-five (45) calendar days following the end of each calendar quarterly period and sixty (60) calendar days following the end of each fiscal year, the Company shall use reasonable best efforts to deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from January 1, 2020 through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes, and (ii) in the event that the Company provides the Company Board or management with a monthly financial report with respect to any monthly period during the Interim Period, the Company shall promptly provide a copy thereof to the Purchaser. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

(b) As promptly as reasonably practicable after the date of this Agreement, and in any case prior to the date of filing of the Registration Statement, except to the extent such failure is due to Purchaser’s failure to comply with its obligations pursuant to Section 5.12, the Company shall deliver to Purchaser the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the annual consolidated balance sheet of the Target Companies as of December 31, 2020, and 2021 and the related consolidated audited income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended, each audited by a PCAOB-qualified auditor in accordance with GAAP and PCAOB standards (the “GAAP Audited Financials”). Upon delivery of such GAAP Audited Financials, the representations and warranties set forth in Section 4.7 shall be deemed to apply to such GAAP Audited Financials with the same force and effect as if made as of the date of this Agreement.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser shall keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Class A Common Stock and the Purchaser Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its respective Affiliates, a transaction (other than the transactions contemplated by this Agreement and the Ancillary Documents) concerning the sale of all or any material part of the business or assets of the Target Companies, whether by merger, consolidation, liquidation, recapitalization, purchase, exchange or issuance of equity securities, lease or purchase of assets, tender offer or otherwise (other than in the ordinary course of business consistent with past practice), and (B) with respect to the Purchaser and its Affiliates, a transaction or a series of the transactions (other than the transactions contemplated by this Agreement and the Ancillary Documents) under which (x) the Purchaser or any of its Controlled Affiliates, directly or indirectly, (i) engages in a Business Combination involving the Purchaser or any of its Controlled Affiliates with other Person(s), (ii) acquires or otherwise purchases any other Person(s), (iii) acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any other Person(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, liquidation, recapitalization, purchase, exchange or issuance of equity securities, purchase of assets, tender offer or otherwise) or (y)(i) the Purchaser or any of its Controlled Affiliates issues any equity securities to, or negotiates a similar investment with, any one or more Persons, or (ii) any one or more Persons acquire or otherwise purchase all or a material portion of the assets or businesses of the Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party. Notwithstanding anything set forth in this Section 5.6(b) to the contrary, any institutional Company Stockholder shall be permitted to undertake the Permitted Secondary Sales and/or the Permitted Equity Financing, so long as (A) the Company (x) notifies the Purchaser promptly after the Company is aware of any of such Permitted Secondary Sales or the Company has determined to pursue such Permitted Equity Financing, and (y) keeps the Purchaser reasonably informed on a prompt and timely basis of the status of the Permitted Secondary Sales and/or the Permitted Equity Financing, and (B) upon request by the Company and the Purchaser, a Person that receives Company Securities in connection with such Permitted Secondary Sales and/or such Permitted Equity Financing shall enter into a Company Stockholder Support Agreement in form and substance to be mutually agreed by the Purchaser and the Company and an agreement substantially in the form of the Lock-Up Agreement.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying, in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof, if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that such Affiliates of the Company are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (“Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.

5.8 Notice of Developments.

(a) During the Interim Period, each Party shall give prompt notice to the other Parties in writing if such Party or its Affiliates becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of Purchaser, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any conditions to the Closing set forth in Article VI not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material impact on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b) During the Interim Period, the Purchaser, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Ancillary Documents or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of the Purchaser, the Purchaser or any of its Representatives (in their capacity as a representative of the Purchaser) or, in the case of the Company, the Company or any other Target Companies or any of their respective Representatives (in their capacity as a representative of the Company or any Target Company). The Purchaser and the Company shall each (i) keep the other Party reasonably informed regarding any Transaction Litigation, (ii) give the other Party the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Party in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other Party. Notwithstanding the foregoing, (x) the Purchaser and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (y) in no event shall the Purchaser (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Mergers consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b) The Company, the Purchaser and Merger Subs hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c) Each of the Purchaser and the Company shall cooperate and use their respective reasonable best efforts to execute the Purchaser Registration Statement Tax Certificate and the Company Registration Statement Tax Certificate, including by providing any materials or information reasonably requested by the tax advisors rendering such opinion. The Company shall cooperate and use their reasonable best efforts to obtain the Tax opinion of Haynes and Boone, LLP (or, if Haynes and Boone, LLP is unable or unwilling to give such opinion, another nationally-recognized law firm reasonably acceptable to the Company) that the Mergers should qualify for the Intended Tax Treatment. The Purchaser shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify the Purchaser, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent the Mergers, from qualifying for the Intended Tax Treatment.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Reorganization, the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Purchaser Class A Common Stock to be issued under this Agreement as the Merger Consideration which Registration Statement shall also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Purchaser’s stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Class A Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser’s stockholders to vote, at a special meeting of the Purchaser’s stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of approving the following proposals (or such other proposals as may be agreed upon from time to time between the Company and Purchaser) (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Mergers (and, to the extent required, the issuance of any shares of capital stock in connection with the Common Stock Financing and/or any Transaction Financing), by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq; (ii) the adoption and approval of the Amended Purchaser Charter; (iii) the adoption and approval of (A) a new equity incentive plan (the “Incentive Plan”), pursuant to which the Purchaser shall issue up to a number of shares equal to six percent (6%) of the shares issued as the Merger Consideration, and (B) a new management performance plan (the “Management Performance Plan”), pursuant to which the Purchaser shall issue up to a number of shares equal to eight percent (8%) of the shares issued as the Merger Consideration to certain members of Purchaser or Target Company management should certain milestones provided therein be met within five (5) years after the Closing; (iv) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof; (v) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”); and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of the Purchaser. Purchaser shall include the Purchaser Board Recommendation in the Proxy Statement. The Purchaser shall be entitled to postpone or adjourn the Purchaser Special Meeting solely to the extent necessary (a “Purchaser Meeting Change”): (i) to comply with applicable Law (including, for the avoidance of doubt, any postponement or adjournment required in the event that the Purchaser learns that any inaccurate or misleading information has been included in the Registration Statement or any material information has been omitted from the Registration Statement), (ii) to ensure that any supplement or amendment to the Proxy Statement that Purchaser has determined in good faith is required by applicable Law is disclosed to Purchaser’s stockholders and for such supplement or amendment to be promptly disseminated to Purchaser’s stockholders with sufficient time prior to the Purchaser Special Meeting for Purchaser stockholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the Purchaser Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Purchaser Securities represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Purchaser Special Meeting; (iv) if, as of the time for which the Purchaser Special Meeting is originally scheduled (rather in person, virtually or by proxy), any material consents required from Governmental Authorities or other third parties in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents have not been obtained and are not reasonably expected to be obtained prior to the Closing; or (v) in order to seek withdrawals from redemption requests if a number of shares of Purchaser Class A Common Stock have been elected to be redeemed by the holders thereof such that Purchaser reasonably expects that the condition set forth in Section 6.2(d) will not be satisfied at the Closing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), except for any postponement or adjournment for the reasons specified in clauses (i), (iii) or (v), the Purchaser may only be entitled to two (2) Purchaser Meeting Changes (excluding any postponements or adjournments required by applicable Law), and the Purchaser Special Meeting may not be adjourned or postponed to a date that is more than fifteen (15) days after the date for which the Purchaser Special Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) and provided it is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the Purchaser Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved. In connection with the Registration Statement, the Purchaser shall file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) the Registration Statement and any amendment or supplement thereto with the Company prior to filing the same with the SEC. The Company shall provide the Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) The Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of the Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall amend or supplement the Registration Statement as agreed upon by the Company (such agreement not to be unreasonably withheld, conditioned or delayed) and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) The Purchaser, with the assistance of the other Parties, shall promptly as agreed upon by the Company (such agreement not to be unreasonably withheld, conditioned or delayed) respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments and give reasonable and good faith consideration to any comments made by the Company.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, and in any event within ten (10) Business Days of such finalization and effectiveness, the Purchaser shall distribute the Proxy Statement to the Purchaser’s stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

5.13 No Change of Purchaser Board Recommendation.

(a) Except as permitted by Section 5.13(b), the Purchaser Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Purchaser Board Recommendation for any reason in a manner adverse to the Company, or (ii) fail to include the Purchaser Board Recommendation in the Registration Statement or Proxy Statement (any of the actions set forth in the foregoing clauses (i) and (ii), a “Purchaser Change of Recommendation”).

(b) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Required Purchaser Stockholder Approval, the Purchaser Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that, in response to a Purchaser Intervening Event, it must make a Purchaser Change of Recommendation in order for the Purchaser Board to comply with its fiduciary duties under applicable Law, the Purchaser Board may, prior to obtaining the Required Purchaser Stockholder Approval, make a Purchaser Change of Recommendation; provided, however, that Purchaser shall not be entitled to make, or agree or resolve to make, a Purchaser Change of Recommendation unless (i) the Purchaser delivers to the Company a written notice (a “Purchaser Intervening Event Notice”) advising the Company that the Purchaser Board proposes to take such action and containing the material facts underlying the Purchaser Board’s determination that a Purchaser Intervening Event has occurred and that to make a Purchaser Change of Recommendation is necessary for the Purchaser Board to comply with its fiduciary duties under applicable Law and (ii) at or after 5:00 p.m., New York time, on the fifth (5th) Business Day immediately following the day on which Purchaser delivered the Purchaser Intervening Event Notice (such period from the time the Purchaser Intervening Event Notice is provided until 5:00 p.m., New York time, on the fifth (5th) Business Day immediately following the day on which the Purchaser delivered the Purchaser Intervening Event Notice (it being understood that any material development with respect to a Purchaser Intervening Event shall require a new notice but with an additional three (3)-Business Day (instead of five (5)-Business Day) period from the date of such notice), the “Purchaser Intervening Event Notice Period”), the Purchaser Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that to make a Purchaser Change of Recommendation is necessary for the Purchaser Board to comply with its fiduciary duties under applicable Law. If requested by the Company, the Purchaser shall, and shall use its reasonable best efforts to cause its Representatives to, during the Purchaser Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so that to make a Purchaser Change of Recommendation is not necessary for the Purchaser Board to comply with the Purchaser Board’s fiduciary duties under applicable Law.

(c) The Purchaser agrees that, unless this Agreement is terminated in accordance with Article VII, its obligation to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting for the purpose of obtaining the approval from the Purchaser’s stockholders shall not be affected by any Purchaser Change of Recommendation, and the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement (including the Purchaser Stockholder Approval Matters), regardless of whether or not there shall be any Purchaser Change of Recommendation. For the avoidance of doubt, a Purchaser Change of Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Sponsor Support Agreement.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance and only make such filing with the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws (with the Company reviewing, commenting upon and approving such Closing Filing (which approval shall not be unreasonably withheld, conditioned or delayed)). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) The Company hereby agrees that, during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that it may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by Federal Securities Laws.

5.16 Employment Agreements. Prior to the Closing, to the extent reasonably requested by the Purchaser, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 5.16 of the Company Disclosure Schedule to enter into employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between each such person and the applicable Target Company, as noted in Schedule 5.16 of the Company Disclosure Schedule.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign and appointment of the directors in accordance with this Section 5.17(a), so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals, including (i) two (2) directors designated by the Company prior to the Closing, (ii) two (2) directors designated by the Purchaser prior to the Closing, and (iii) three (3) directors who are independent under Nasdaq rules that are mutually agreed by the Company and the Purchaser prior to the Closing (such individuals, the “Directors”). At or prior to the Closing, the Purchaser shall provide each Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Director, to be effective upon the Closing (or if later, such Director’s appointment).

(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless the Purchaser and the Company agree to appoint another qualified person to either such role, in which case, such other individual shall serve in such role).

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Subs or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Subs or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Subs or the Company in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Subs and the Company to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Subs’ directors and officers, the Purchaser shall be permitted prior to the First Effective Time to obtain and fully pay the premium for a “tail” insurance policy, to the extent available on commercially reasonable terms and at an aggregate cost of no higher than 300% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement, that provides coverage for up to a six-year period from and after the Second Effective Time for events occurring prior to the First Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any Transaction Financing shall first be used to pay (i) the Purchaser Transaction Expenses, (ii) any loans owed by Purchaser to Sponsor for the Purchaser Transaction Expenses, other administrative costs and expenses incurred by or on behalf of Purchaser and (iii) the Company Transaction Expenses. Such amounts, as well as any expenses that are required or permitted to be paid by delivery of the Purchaser’s securities, shall be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.20 Transaction Financing. Notwithstanding anything to the contrary contained herein, during the Interim Period, the Purchaser shall use commercially reasonable efforts to obtain any Transaction Financing in order to cause the Minimum Cash Condition to be satisfied. The Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with the Purchaser’s efforts to obtain any such Transaction Financing. Without limiting the foregoing, if requested by the Purchaser, the Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with discussion, negotiation and entry into the applicable definitive agreements in connection with any Transaction Financing (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser).

5.21 Reorganization. The Company shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable in order to consummate the Reorganization prior to the Closing.

5.22 Post-Closing Equity Plans. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Purchaser Board shall approve and adopt each of the Incentive Plan and Management Performance Plan, each effective as of the Closing Date, substantially in the form determined by the Company and agreed by the Purchaser (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Purchaser, as applicable), and in the manner prescribed under applicable Laws. The Assumed RSUs shall, for the avoidance of doubt, be deemed to have been granted pursuant to the Incentive Plan and shall be settled by the number of shares of Purchaser Class A Common Stock to be reserved for grant under the Incentive Plan.

5.23 Required Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective, the Company shall duly call for and give notice of a stockholders’ meeting or seek the written consent of the Company Stockholders for the purposes of obtaining the requisite vote or consent of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholders’ agreement or otherwise) for the authorization and approval of and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions, including the First Merger (the “Required Company Stockholder Approval”).

5.24 Extensions. The Purchaser shall seek to obtain the approval of its stockholders for an Extension, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, of the deadline by which it must complete its Business Combination for a period of up to six (6) months (the “Permitted Extension Period” and such extension, the “Permitted Extension”) on a month-by-month basis; provided that the Purchaser agrees to seek such extension for the first three (3) monthly periods of the Permitted Extension Period (such first three (3) monthly periods of the Permitted Extension Period, the “Prescribed Extension Period”).

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(c) Requisite Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(c) of the Company Disclosure Schedules shall have been obtained or made (or deemed, by applicable Law, to have been obtained or made).

(d) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the First Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed, in all material respects, all of the Purchaser’s obligations and complied, in all material respects, with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any funded Transaction Financing, prior to the payment of the Purchaser’s unpaid Purchaser Transaction Expenses due at the Closing and before repayment of any loans owed by Purchaser to Sponsor or other amounts due at the Closing, at least equal to Ninety-Five Million U.S. Dollars ($95,000,000) less the aggregate amount of proceeds of the Permitted Equity Financing (if any) (the “Minimum Cash Condition”).

(e) Amended Purchaser Charter. The Company shall have received, and delivered to the Company, a copy of the Amended Purchaser Charter certified by the Secretary of State of the State of Delaware.

(f) Closing Deliveries.

(i) Officer’s Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) Secretary’s Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for other jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g) Nasdaq Listing. The shares of Purchaser Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject only to official notice of issuance.

6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Subs to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (after giving effect of the Pre-Merger Stock Distribution), except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of their obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Lock-Up Agreement, A&R Registration Rights Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer’s Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c)

(ii) Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate executed by a director of the Company certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the First Effective Time), (B) the requisite resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the First Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of shareholders, (C) evidence that the Required Company Stockholders Approvals have been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholders) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by July 11, 2022 (the “Outside Date”); provided, that, notwithstanding anything herein to the contrary, if the Purchaser obtains the approval of its stockholders for the Permitted Extension, then the Outside Date, automatically and without action on the part of any Party, shall be extended for an additional period ending on the last date then in effect for the Purchaser to consummate its Business Combination pursuant to the applicable extension period then in effect during the Permitted Extension Period, provided, further, however, that in the event that the Purchaser shall fail to seek an extension for any one (1)-month period following the Prescribed Extension Period, then the Purchaser or the Company, each by written notice to the other Party, shall have the right to terminate this Agreement (provided, that, for the avoidance of doubt, the Outside Date shall continue to be extended, automatically and without action on the part of any Party, during the Prescribed Extension Period and for so long as the Purchaser shall continue to seek monthly extensions during the Permitted Extension Period following the Prescribed Extension Period); provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholders) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholders) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (i) the Outside Date and (ii) the twentieth (20th) day following receipt of written notice from the Purchaser of such Material Adverse Effect;

(g) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(h) by written notice by either the Purchaser or the Company to the other if the Company Stockholders’ meeting is held and has concluded and the Company Stockholders have duly voted, or the Company has sought the written consent of the Company Stockholders, but the Required Company Stockholder Approval was not obtained; or

(i) by written notice by the Company to the Purchaser if there has been a Purchaser Change of Recommendation.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14(a), 5.15, 7.3, 8.1, Article IX, Article X and this Section 7.2 shall survive the termination of this Agreement and remain valid and binding obligations of the Parties, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Section 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants and administrative costs and expenses, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with Article VII, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and the Purchaser shall pay, or cause to be paid, all unpaid Purchaser Transaction Expenses and (b) if the Closing occurs, then the Purchaser shall pay, or cause to be paid, all unpaid Company Transaction Expenses and all unpaid Purchaser Transaction Expenses. Notwithstanding the foregoing, the Company agrees to be responsible for all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (“Antitrust Expenses”).

Article VIII
TRUST WAIVER

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public stockholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Class A Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend the Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses if the Purchaser fails to consummate a Business Combination and the Purchaser is dissolved according to its Organizational Documents, and (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event that the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Subs or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

9.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Subs at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

KludeIn I Acquisition Corp.	Ellenoff Grossman & Schole LLP
1096 Keeler Avenue	1345 Avenue of the Americas, 11th Floor
Berkeley, California 94708	New York, New York 10105
Attn: Mini Krishnamoorthy	Attn:	Douglas S. Ellenoff, Esq.
Telephone: (650) 246-9907		Matthew A. Gray, Esq.
Email: mk@kludein.com	Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
	Email:	ellenoff@egsllp.com
mgray@egsllp.com

If to the Company, at or prior to the Closing, to:		with a copy (which will not constitute notice) to:

Near Intelligence Holdings Inc.		Kirkland & Ellis 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong
100W Walnut St		Attn: Daniel Dusek and
STE A-4		Joseph Raymond Casey
Pasadena, CA 91124, USA		Facsimile No.: +852 3761 3301
Telephone No.: +852 3761 9140
Attn: Anil Mathews	Email:	daniel.dusek@kirkland.com;
joseph.casey@kirkland.com
Telephone: 415.271.2500
Email: anil@near.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Tamar Donikyan
Facsimile No.: +1 (212) 446 4900
Telephone No.: +1 (212) 909 3421
	Email:	tamar.donikyan@kirkland.com

If to the Purchaser after the Closing, to:		with a copy (which will not constitute notice) to:

Near Intelligence, Inc.		Kirkland & Ellis
100W Walnut St		26th Floor, Gloucester Tower, The Landmark
STE A-4		15 Queen’s Road Central
Pasadena, California 91124		Hong Kong
Attn: Anil Mathews		Attn: Daniel Dusek and Joseph Raymond Casey
Telephone No.: (415) 271-2500		Facsimile No.: +852 3761 3301
Email: anil@near.com		Telephone No.: +852 3761 9140
	Email:	daniel.dusek@kirkland.com;
joseph.casey@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Tamar Donikyan
Facsimile No.: +1 (212) 446 4900
Telephone No.: +1 (212) 909 3421
	Email:	tamar.donikyan@kirkland.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas S. Ellenoff, Esq.
Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
	Email:	ellenoff@egsllp.com
mgray@egsllp.com

9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, of EGS set forth in Section 9.15(a), Kirkland & Ellis LLP (“K&E”) set forth in Section 9.15(b), and Haynes and Boone, LLP (“HB”) set forth in Section 9.15(c), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court, (c) agrees that all claims in respect of any Action shall be heard and determined only in any such Specified Court and (d) agrees not to bring any Action based upon, arising out of or relating to, this Agreement or the Transactions in any other court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.3. Nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.7 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

9.11 Waiver. The Purchaser on behalf of itself and its Affiliates, and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL or its Organizational Documents.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company or N Sing for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser, Merger Subs and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company or any of its Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Subs or the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Purchaser or the Surviving Entity; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Second Effective Time, the Surviving Entity and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that K&E may have, prior to Closing, jointly represented the Company in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, K&E will be permitted in the future, after Closing, to represent the Company Stockholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Near Group”) in connection with matters in which such Persons are adverse to the Purchaser or the Surviving Corporation, including any disputes arising out of, or related to, this Agreement. The Company hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with K&E’s future representation of any member of the Near Group in which the interests of such Person are adverse to the interests of the Purchaser, Merger Subs, and/or the Company or any of its Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by K&E of any member of the Near Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Near Group shall be deemed the client of K&E with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Near Group, shall be controlled by the Near Group and shall not pass to or be claimed by the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) The Parties agree that, notwithstanding the fact that HB may have, prior to Closing, jointly represented the Company in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, HB will be permitted in the future, after Closing, to represent the Near Group in connection with matters in which such Persons are adverse to the Purchaser or the Surviving Corporation, including any disputes arising out of, or related to, this Agreement. The Company hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with HB’s future representation of any member of the Near Group in which the interests of such Person are adverse to the interests of the Purchaser, Merger Subs, and/or the Company or any of its Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by HB of any member of the Near Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Near Group shall be deemed the client of HB with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Near Group, shall be controlled by the Near Group and shall not pass to or be claimed by the Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any claim, demand, charge, action, suit, litigation, audit, complaint, arbitration, inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement or in furtherance of the consummation of the Mergers and the other Transactions.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, except for any plan, program or arrangement maintained by a Governmental Authority.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit (but excluding the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time).

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Base Value” means Six Hundred Seventy-Five Million U.S. Dollars ($675,000,000), plus the aggregate amount of proceeds of the Permitted Equity Financing (if any).

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company RSUs, the Company Warrants and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Equity Plan” means the Near Intelligence Holdings Inc. 2022 Employee Restricted Stock Unit Plan, as may be amended and restated.

“Company Preferred Stock” means the shares of Series A preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock, and Series U preferred stock, each par value $0.0001 per share, of the Company.

“Company Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth on Exhibit G and dated and executed as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by legal counsel in connection with the filing of the Registration Statement or its exhibits.

“Company RSU” means a restricted stock unit that was granted pursuant to the Company Equity Plan.

“Company Securities” means, collectively, the Company Stock, the Company RSUs, the Company Warrants and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means, collectively the Company Common Stock and Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of shares of Company Common Stock and Company Preferred Stock.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies (and not otherwise expressly allocated to Purchaser pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) the Company’s portion of any Antitrust Expenses in accordance with Section 7.3 that have not been paid prior to the Closing, and (iv) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on any Target Company in connection with the Mergers or the other transactions contemplated by this Agreement.

“Company Warrant” means a warrant to purchase shares of Company Stock, including (i) the warrant set forth on Schedule 10.1(i) of the Company Disclosure Schedules. and (ii) the warrants issued to certain consultants engaged by the Company set forth in a list which have been made available to the Purchaser by the Company.

“Completion Date of the Reorganization” means the date on which all of the assets (including Intellectual Property and Contracts) specified in the Contribution Documents and required to be contributed by N Sing to the Company under the Contribution Documents will be effectively assigned and transferred from N Sing to the Company in accordance with applicable Laws.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means (a) the ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the share then in issue and conferring the rights to vote at all general meetings of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to the quotient of (x) the Merger Consideration, divided by (y) the product of (i) the Fully-Diluted Company Stock, multiplied by (ii) $10.00.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Officers” means the individuals set forth on Schedule 10.1(ii) of the Company Disclosure Schedules.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Stock” means the total number of issued and outstanding shares of Company Stock immediately prior to the Closing, (a) treating the shares of Company Preferred Stock on an as-converted to Company Common Stock basis and (b) treating all outstanding Company RSUs, Company Warrants and other Company Convertible Securities as fully vested and as if each such Company Convertible Security had been exercised as of the First Effective Time (calculated using the treasury stock method of accounting), but (c) excluding any Company Securities held by any Target Company immediately prior to the Closing.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against Loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights (including rights in Software), Trade Secrets, Internet Assets and other intellectual property.

“Internet Assets” means any and all domain name registrations.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of January 6, 2021 and filed with the SEC on January 8, 2021 (File No. 333-251337).

“IPO Underwriter” means BTIG, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Executive Officers of the Company, after reasonable inquiry with his or her direct reports responsible for the applicable subject matter and any relevant books and records, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry with his or her direct reports responsible for the applicable subject matter and any relevant books and records, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (x) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (y) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial, banking or securities markets (including changes in interest rates) or general economic, social or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); (vii) the announcement or the existence of, compliance with or performance under, this Agreement and the Ancillary Documents or the transactions contemplated hereby and thereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; (viii) any actions taken at the written request or with the written consent of Purchaser (including e-mail or other forms of electronic communications) or (ix) any changes or prospective changes after the date of this Agreement in applicable Law (or official interpretations, implementation or enforcement thereof by a Governmental Authority), excluding GAAP or any other accounting principles (or authoritative interpretations thereof); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv) and (ix), immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub 1 Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub 1.

“N Sing Shareholders” means, collectively, the holders of N Sing Shares.

“N Sing Shares” means all classes of shares in the capital of N Sing outstanding immediately prior to the Pre-Merger Stock Distribution.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital Amount” means, as of the Reference Time, an amount equal to (i) the sum of all current assets of the Target Companies (including prepaid Company Transaction Expenses, but excluding, without duplication, Closing Company Cash), on a consolidated basis, (ii) minus the sum of all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Company Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Stockholder.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, shareholders agreement, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Debt” means Indebtedness incurred by any Target Company after the date of this Agreement from third parties, including third party banks or financial institutions, provided that all such Indebtedness shall not result in total Indebtedness of the Target Companies (whether incurred prior to or following the date of this Agreement) in excess of $60,000,000 at any time (which amount, for the avoidance of doubt, also shall include any Indebtedness of the Target Companies as of the date of this Agreement).

“Permitted Equity Financing” means an equity financing transaction or series of equity financing transactions entered into by the Company on or after the date hereof, by way of issuance, subscription or sale, which results in cash proceeds to the Company prior to the First Effective Time in an amount not exceeding US$50,000,000, in exchange for shares of Company Stock or Company Convertible Securities (excluding, for the avoidance of doubt, any instrument issued by the Company in connection with the Permitted Debt).

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) non-exclusive licenses and sublicenses to Intellectual Property granted in the ordinary course of business, or (f) Liens arising under this Agreement or any Ancillary Document.

“Permitted Secondary Sales” means a transaction or a series of transactions entered into by any institutional Company Stockholder to sell its Company Securities, so long as such transaction(s) would not reasonably be expected to result in a change of Control of the Company or otherwise reasonably be expected to prohibit, delay, impede or otherwise have a material adverse effect on the Transactions.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means, collectively, the shares of Purchaser Class A Common Stock and the Purchaser Class B Common Stock. For the avoidance of doubt, any reference in this Agreement to Purchaser Common Stock from and after the Closing shall mean the Purchaser Class A Common Stock.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information shall include the confidential or proprietary information of the Target Companies.

“Purchaser Intervening Event” any change, event, circumstance, occurrence, effect, development or state of facts (a) that is materially adverse to the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, (b) that was not known by, or the consequences of which were not reasonably foreseeable to, the Purchaser Board as of the date of this Agreement and that becomes known to, or the consequences of which become reasonably foreseeable to, the Purchaser Board after the date of this Agreement and prior to the receipt of the Required Purchaser Stockholder Approval and (c) that does not relate to an Acquisition Proposal or Alternative Transaction; provided, however, that (i) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii), (iv), (v), and (viii) of the definition thereof and (ii) any change in the price or trading volume of Purchaser Units, Purchaser Common Stocks or Purchaser Warrants shall, in case of each of clauses (a) to (c) of this definition, be excluded for purposes of determining whether a Purchaser Intervening Event has occurred.

“Purchaser Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Warrants” means the warrants issued in a private placement to the Sponsor by the Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means one whole redeemable warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Registration Statement Tax Certificate” shall mean the tax representation letter in substantially the form set forth on Exhibit H and dated and executed as of the date the Registration Statement shall have been declared effective by the SEC or such other date(s) as determined necessary by legal counsel in connection with the filing of the Registration Statement or its exhibits.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Transaction Expenses” means all fees and expenses of the Purchaser (and not otherwise expressly allocated to any of the Target Companies pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing and not paid prior to the Closing, including the Purchaser’s deferred expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO and any Extension Expenses, in connection with the consummation of the transactions contemplated hereby incurred or payable as of the Closing and not paid prior to the Closing, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Purchaser and any administrative costs and expenses, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printer, proxy solicitor, or other agents or service providers of Purchaser, travel and entertainment incurred by Purchaser, (b) Purchaser’s portion of any Antitrust Expenses in accordance with Section 7.3 that have not been paid prior to the Closing (if applicable), and (c) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser or Merger Subs in connection with the Mergers or the other transactions contemplated by this Agreement.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock and one-half (1/2) of one Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company one Business Day prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Company Transaction Expenses, Purchaser Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Leader” means the individuals set forth on Schedule 10.1(iii) of the Company Disclosure Schedules.

“Social Insurance” means a system of compulsory contribution to provide government assistance and benefits related to unemployment, retirement, health, disability, workers’ compensation, and death, to workers and their families.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means KludeIn Sponsor LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or Losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Target Net Working Capital Amount” means an amount equal to $5,000,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, in each case, imposed by a Governmental Authority, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets and confidential business information, including concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, source code of Software, methods, know-how, data, discoveries, inventions, modifications, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Financing” means any equity or debt financing of the Purchaser entered into between the date of this Agreement and the Closing, including, without limitation, pursuant to any equity subscription agreement or any non-redemption agreements from existing stockholders of the Purchaser which may include non-redemption agreements from existing stockholders of the Purchaser or other actions to minimize redemptions from the Trust Account, provided that (i) any such financing results in cash proceeds to the Purchaser at or prior to the Closing, (ii) such financing does not constitute Purchaser Transaction Expenses and will not be repaid in whole or in part prior to or at the Closing, and (iii) the Purchaser has obtained the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 6, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Accounts Receivable	4.7(g)
Acquisition Proposal	5.6(a)
Agreement	Preamble
Alternative Transaction	5.6(a)
Amended Purchaser Charter	1.7
Antitrust Expenses	7.3
Antitrust Laws	5.9(b)
Assumed RSUs	1.10(c)
Assumed Warrant	1.10(d)
Audited Company Financials	4.7(a)
Business Combination	8.1
Closing	2.1
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Closing Statement	1.9(a)
Common Stock Financing	Recitals
Common Stock Investor	Recitals
Common Stock Purchase Agreement	Recitals
Company	Preamble
Company Benefit Plan	4.18(a)
Company Board	Recitals
Company Certificates	1.11(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(c)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Stockholder Support Agreements	Recitals
Contribution	Recitals

Term	Section
Contribution Documents	Recitals
D&O Indemnified Persons	5.18(a)
D&O Tail Insurance	5.18(b)
DGCL	Recitals
Directors	5.17(a)
EGS	2.1
Enforceability Exceptions	3.2
Environmental Permits	4.19
Extension	5.3(a)
Extension Expenses	5.3(b)(iv)
Federal Securities Laws	5.7
First Certificate of Merger	1.2
First Effective Time	1.2
First Merger	Recitals
First Merger Transactions	Recitals
GAAP Audited Financials	5.4(b)
HB	9.5
Inbound IP License	4.13(a)
Incentive Plan	5.12(a)
Instruction to Trustee	1.9(b)
Intended Tax Treatment	Recitals
Interim Period	5.1(a))
K&E	9.5
LLCA	1.1
Lock-Up Agreement	Recitals
Management Performance Plan	5.12(a)
Mergers	Recitals
Merger Consideration	1.8
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Minimum Cash Condition	6.2(d)
N Sing	Recitals
Near Group	9.15(b)
Non-Competition Agreement	Recitals
OFAC	3.19(c)
Outbound IP License	4.13(a)
Outside Date	7.1(b)
Party(ies)	Preamble
Permitted Extension	5.24
Permitted Extension Period	5.24
Post-Closing Purchaser Board	5.17(a)
Pre-Merger Stock Distribution	Recitals
Prescribed Extension Period	5.24
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Stockholders	8.1

Term	Section
Purchaser	Preamble
Purchaser Board	Recitals
Purchaser Board Recommendation	Recitals
Purchaser Change of Recommendation	5.13(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Intervening Event Notice	5.13(b)
Purchaser Intervening Event Notice Period	5.13(b)
Purchaser Material Contract	3.13(a)
Purchaser Meeting Change	5.12(a)
Purchaser Special Meeting	5.12(a)
Purchaser Stockholder Approval Matters	5.12(a)
Redemption	5.12(a)
A&R Registration Rights Agreement	Recitals
Registration Statement	5.12(a)
Related Person	4.20
Released Claims	8.1
Reorganization	Recitals
Required Company Stockholder Approval	5.23
Required Purchaser Stockholder Approval	6.1(a)
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Second Certificate of Merger	1.2
Second Effective Time	1.2
Second Merger	Recitals
Significant Channel Customers	4.23(b)
Significant Direct Customers	4.23(a)
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Specified Courts	9.6
Sponsor Support Agreement	Recitals
Stockholder Merger Consideration	1.10(a)
Surviving Corporation	1.1
Surviving Entity	1.1
Total Stockholder Merger Consideration	1.10(a)
Transaction Litigation	5.8(b)
Transactions	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

KludeIn I Acquisition Corp.

By:	/s/ Mini Krishnamoorthy
	Name:	Mini Krishnamoorthy
	Title:	Chief Financial Officer

Merger Sub 1:

Paas Merger Sub 1 Inc.

By:	/s/ Mini Krishnamoorthy
	Name:	Mini Krishnamoorthy
	Title:	Vice President

Merger Sub 2:

Paas Merger Sub 2 LLC

By:	/s/ Mini Krishnamoorthy
	Name:	Mini Krishnamoorthy
	Title:	Vice President

The Company:

Near Intelligence Holdings Inc.

By:	/s/ Anil Mathews
	Name:	Anil Mathews
	Title:	Authorized Signatory